Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL, INC. ANNOUNCES 2008
THIRD QUARTER AND NINE MONTH OPERATING RESULTS
Q3 Revenue increases 12% over prior year quarter; Q3 Gross Profit Margin improves to 76%
     Cleveland, Ohio, November 6, 2008...DATATRAK International, Inc. (NASDAQ: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the third quarter and first nine months of 2008.
     For the three months ended September 30, 2008, revenue increased 12% compared to the prior year third quarter and was up 5% compared to the second quarter of this year. Revenue for the third quarter was $2,367,000 compared to $2,116,000 and $2,249,000 in the third quarter of last year and second quarter of this year, respectively. Gross profit margin for the three months ended September 30, 2008, was 76% compared to 50% and 60% in the third quarter of last year and second quarter of this year, respectively. The significant improvement in margin reflects not only higher revenues but substantially lower direct costs. Direct costs decreased 46% and 37% compared to the third quarter of the prior year and the second quarter of this year, respectively. The closure of the Company’s German office and the consolidation of its Help Desk services into the Cleveland office was a main component of the cost savings.
     DATATRAK’s financial results for the third quarter of 2008 were negatively impacted by the accounting treatment for certain cost reduction steps undertaken during the quarter. Selling, general and administrative expenses include a charge of $835,000 related to the Company’s German office and office equipment leases. The $835,000 represents the fair value of the entire remaining obligation of such leases. DATATRAK is in negotiations with each lessor. Further, severance charges of $47,000 were recorded during the quarter relating to the elimination of six positions.
     In addition, the Company’s financial results for the third quarter of 2008 were negatively impacted by ongoing legal costs of approximately $234,000 associated with the previously disclosed disputes between DATATRAK and certain of the former shareholders of ClickFind, Inc. related to the 2006 Merger Agreement (the “Merger Agreement”) between DATATRAK and ClickFind. On September 11, 2008, the Company filed a lawsuit against certain of the former ClickFind shareholders including a former executive officer and other current employees of the Company who are also holders of the ClickFind Notes (the “Indemnifying Shareholders”), claiming willful and fraudulent failure to disclose material information in connection with the acquisition of ClickFind. On October 10, 2008, the Indemnifying Shareholders filed their answer and counterclaim with the court to the claims presented by the Company in its lawsuit. For the nine months ended September 30, 2008, legal costs associated with these disputes was approximately $526,000.

     As permitted by the Merger Agreement, the Company has provided notice of offset against the remaining $3,000,000 ClickFind Notes obligation to the Indemnifying Shareholders as partial satisfaction of the Company’s claims for indemnification against the Indemnifying Shareholders. In addition, pursuant to the terms of the Merger Agreement, the Company also believes it is entitled to reimbursement of the legal fees and costs incurred related to these matters of approximately $544,000. Consequently, the Company withheld the May 1, 2008, August 1, 2008 and November 1, 2008 interest payments, totaling approximately $147,000. The Indemnifying Shareholders have disputed both the Company’s right to indemnification and its right to offset the interest payments and the ClickFind Notes. As such, the attached condensed consolidated financial statements continue to reflect the accrual of interest on the ClickFind Notes for the third quarter and first nine months of 2008 and the $3,000,000 obligation as of September 30, 2008. The Company believes the outcome of these disputes with the Indemnifying Shareholders will not affect the Company’s rights to the technology purchased from ClickFind or the ability to deliver our eClinical platform.
     For the three months ended September 30, 2008, the Company reported a net loss of $(1,599,000), or $(0.12) per share on a basic and diluted basis. The reported net loss for the comparable period of the prior year was $(3,506,000), or $(0.26) per share on a basic and diluted basis. The prior year third quarter included an impairment loss of $213,000 and severance charges totaling $386,000.
     For the nine months ended September 30, 2008, DATATRAK’s revenue decreased 23% to $6,704,000 compared to $8,723,000 for the first nine months of 2007. Year-to-date gross margin was 64% for the 2008 nine month period compared to 59% for the same time period of the prior year. For the nine months ended September 30, 2008, the Company reported a net loss of $(19,831,000), or $(1.45) per share on a basic and diluted basis, which includes $12,763,000 of asset impairment charges, $652,000 of severance expense and the German lease charge of $835,000. Net loss for the comparable nine month period of 2007 was $(8,367,000), or $(0.64) per share on a basic and diluted basis, and included asset impairment charges of $213,000 and severance expense of $723,000.
     DATATRAK’s backlog at September 30, 2008 was $12.5 million and backlog currently stands at approximately $12.1 million. This compares to a backlog of $13.0 million at December 31, 2007. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.
     “Our third quarter results are an encouraging improvement and they are starting to show the Company’s return to sound business fundamentals”, stated Dr. Jeffrey A. Green, Chief Executive Officer of DATATRAK International, Inc. “We were able to attack our weak financial performance on two different fronts during the quarter, higher revenues and lower direct cost, resulting in a gross margin of 76%. If one backs out the German lease charge and legal costs associated with the litigation our net loss would only have been $(530,000). As a result of our restructuring efforts and positive changes we have made across the Company we have significantly lowered our breakeven point and now have strong leverage moving forward. Importantly, service levels to our customers remain high and we continue to win new business within the United States, European and Japanese clinical trial markets.”
     Green concluded, “NTT DATA in Japan has added their fourth client who has elected to utilize our eClinical platform. During the month of October we initiated our 18th cardiac safety study with COResearch, a Division of Duke Medical Strategies. DATATRAK continues to be a strong technology competitor within this global market and our management team is focused on continuing to rebuild value within the Company.”
     The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 412-858-4600 a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s web site by clicking the button labeled “Click here for Live Web Cast, 3rd Quarter Earnings Call” on the Company’s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.
     A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on November 6, 2008 and will run until 9:00 a.m. ET on November 13, 2008. The phone replay can be accessed by dialing 412-317-0088 (access code 424446). To access the web cast replay go to the Company’s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 3rd Quarter Earnings Call”.
     DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the United States Food and Drug Administration (FDA), faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 drugs and one medical device that have received regulatory approval from either the FDA or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net .
     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights; delisting of the Company’s common shares from the Nasdaq due to our failure to continue to meet applicable Nasdaq Capital Market requirements; the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; the outcome of the Company’s disputes with former shareholders of ClickFind, Inc.; the effects and outcomes of the Company’s exploration of potential opportunities directed at maximizing shareholder value; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.
CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Raymond J. Merk	Neal Feagans
Chief Executive Officer	Chief Financial Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x181	303/449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	September 30, 2008	December 31, 2007
Cash and investments	$2,431,711	$8,514,361
Accounts receivable, net	1,801,491	1,070,688
Deferred tax asset	154,300	1,399,000
Property and equipment, net	952,086	3,534,799
Goodwill	—	10,856,113
Other intangible assets, net	—	520,458
Other	313,212	577,792

Total assets	$5,652,800	$26,473,211

Accounts payable and other current liabilities	$6,638,774	$3,971,883
Long-term liabilities	2,074,113	5,931,962
Shareholders’ equity (deficit)	(3,060,087)	16,569,366

Total liabilities and shareholders’ equity (deficit)	$5,652,800	$26,473,211

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended September 30,
	2008	2007
Revenue	$2,367,031	$2,116,333
Direct costs	568,020	1,061,088

Gross profit	1,799,011	1,055,245

Selling, general and administrative expenses	3,135,004	3,282,508
Impairment loss	—	213,209
Severance expense	46,701	386,368
Depreciation and amortization	183,863	669,941

Loss from operations	(1,566,557)	(3,496,781)

Interest income	17,717	128,623
Interest (expense)	(54,362)	(91,121)
Other	4,317	—

Loss before income taxes	(1,598,885)	(3,459,279)

Income tax expense	—	47,000

Net loss	$(1,598,885)	$(3,506,279)

Net loss per share:
Basic:
Net loss per share	$(0.12)	$(0.26)

Weighted-average shares outstanding	13,681,901	13,634,075

Diluted:
Net loss per share	$(0.12)	$(0.26)

Weighted-average shares outstanding	13,681,901	13,634,075

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Nine Months Ended
	September 30,
	2008	2007
Revenue	$6,704,165	$8,723,138
Direct costs	2,400,663	3,617,858

Gross profit	4,303,502	5,105,280

Selling, general and administrative expenses	9,044,221	10,326,314
Impairment loss	12,763,145	213,209
Severance expense	651,750	723,429
Depreciation and amortization	1,208,152	2,178,986

Loss from operations	(19,363,766)	(8,336,658)

Interest income	106,723	350,328
Interest expense	(175,489)	(285,616)
Other	(13,761)	(1,700)

Loss before income taxes	(19,446,293)	(8,273,646)

Income tax expense	385,000	93,600

Net loss	$(19,831,293)	$(8,367,246)

Net loss per share:
Basic:
Net loss per share	$(1.45)	$(0.64)

Weighted average shares outstanding	13,681,901	13,014,534

Diluted:
Net loss per share	$(1.45)	$(0.64)

Weighted average shares outstanding	13,681,901	13,014,534